U.S. Securities and Exchange Commission
               Washington, DC  20549

ANNUAL STATEMENT OF CHANGES IN BENEFICIAL
               OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
   Section 17(a) of the Public Utility Holding Company Act of 1935 or
      Section 30(f) of the Investment Company Act of 1940.

FORM 5
___Check here if no longer subject to Section 16. Form 4 or Form 5 obligations may continue

___Form 3 Holdings Reported

 X Form 4 Transactions Reported

1.Name and Address of
  Reporting Person         Horanoff, Eugene V.
                           322 Natchez Court
                           Jupiter, FL  33477

2.Issuer Name and Ticker
  or Trading Symbol        Saf T Lok Incorporated  (LOCK)

3.IRS or Social Security
  number of person
  reporting (voluntary)    ###-##-####

4.Statement for Month/Year 12/97

5.If amendment, date of
  Original (MO/yr.)         N/A

6.Relationship of Reporting
  Person to issuer
  (check all that apply):  _X_ Director
                           ___ Officer
                           ___ 10% Owner
                           ___ Other (Specify)______________


Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned

 1.Title of Derivative
  Security                 Common Stock

 2.Conversion or Exercise
  Price                    $.10

 3.Transaction Date
  (month/day/year)         08/15/97

 4.Transaction Code          A P4

 5.Number of Derivative Securities
  Acquired (A)             58,000
  Disposed of (D)          N/A

 6.Date Exercisable and Expiration Date
  (month/day/year)
  Date Exercisable        08/15/97
  Expiration Date          08/15/04

 7.Title and Amount of Underlying
  Securities
  Title                    Common Stock
  Number of Shares         58,000

 8.Price of Derivative
  Security                 $5,800

 9.Number of Derivative Securities
  Beneficially Owned at End of
  Month                    68,000

10.Ownership form of Derivative
  Security: Direct (D) or
  Indirect (I)             D

11.Nature of Indirect Beneficial
  Ownership                N/A


Signature of Reporting Person://Eugene V. Horanoff
Date:2/16/98